EXHIBIT 99.1

PRESS RELEASE

DATE:	CONTACT:
December 15, 2011	Courtney Degener 213-271-1600

CADIZ INC. ANNOUNCES INVESTMENT BY WATER ASSET MANAGEMENT LLC

Leading water fund increases its stake in the Company to 8%

    LOS ANGELES, CA – Cadiz Inc. [NASDAQ: CDZI] is pleased to announce today that it sold 500,000 shares of the Company’s common stock to Water Asset Management, L.L.C (“WAM”), an existing shareholder, increasing the fund’s position in the Company to approximately 8%.  The investment by WAM of $4.5 million, when combined with the proceeds of the direct private placement completed with affiliates of Altima Partners L.L.P. last week, results in an additional $11 million of working capital for the Company.  As the Company has no payment obligation on its credit facility before 2013, the proceeds will be used to fund the Company’s development activities at optimal levels.

    Water Asset Management, L.L.C. is a water industry focused investment company that invests exclusively in water-related companies and assets worldwide.  Founded in 2005, WAM manages a portfolio of assets across the global water sector.  WAM has been a Cadiz shareholder since 2009.  Additional information is available at www.waterinv.com.

    “We believe that Cadiz’s significant water resources can be a critical addition to Southern California’s long term water supply needs and that the company’s management team has the vision and ability to ensure that its Water Project is implemented and operated in an environmentally and financially sound manner,“ said Water Asset Management principal Matthew Diserio.

    The sale of 500,000 shares to WAM was part of an issuance by the Company of a total of 570,000 shares of its Common Stock at a price of $9 per share.  Following completion of this offering, the Company will have a total of 15,359,541 shares of Common Stock outstanding.

About Cadiz Inc.

    Founded in 1983, Cadiz Inc. is a publicly-held renewable resources company that owns 70 square miles of property with significant water resources and clean energy potential in eastern San Bernardino County, California.  The Company is engaged in a combination of water supply and storage, organic farming and solar energy projects, including the Cadiz Valley Water Conservation, Recovery and Storage Project.  In 2009 Cadiz adopted a wide-ranging “Green Compact” to implement environmental conservation and sustainable management practices at its properties.  For more information about Cadiz, visit www.cadizinc.com.

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This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company.  Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.